Exhibit 10.1

OPERATING AGREEMENT

OF

NL RADIO, LLC

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

OPERATING AGREEMENT
FOR
NL RADIO, LLC
A Delaware limited liability company

This Operating Agreement is entered into as of March 2, 2005 by and between K-Tahoe Investments, Ltd. (“K-Tahoe) and Front Row Films, Inc. (“FRF”) (sometimes collectively referred to as “Emmons”) and National Lampoon, Inc. (“Lampoon”), (Emmons and Lampoon and additional members who may be admitted as hereinafter provided are referred to individually as a Member and collectively as the “Members”).

A. The Members have formed a limited liability company (“Company”) pursuant to the applicable laws of the State of Delaware (the “Act”). The Certificate of Formation (the “Certificate”) of the Company filed with the Delaware Secretary of State on September 30, 2004 under the initial name of Comedy Radio Partners, LLC, is hereby adopted and approved by the Members. The Company subsequently changed its name by a filing dated March 2, 2005 to NL Radio, LLC.

B. The initial purpose of the Company is the financing and launching of a radio network whose primary purpose is to program a 24/7 entertainment/lifestyle radio format under the National Lampoon brand.

C. Emmons Media Group (predecessor in interest to K-Tahoe) and Lampoon have heretofore entered into a letter agreement dated December 21, 2004 (the “Letter Agreement”), pursuant to which the parties agreed upon the basic terms of their business relationship; this Operating Agreement is intended to supplement the terms of the Letter Agreement. However, in the event of a conflict between this Operating Agreement and the Letter Agreement, the terms of the Letter Agreement shall control. It is acknowledged by the parties that K-Tahoe has succeeded to all of the rights and obligations of Emmons Media Group under the Letter Agreement;

D. The Members are entering into this Operating Agreement in order to provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Members hereby agree as follows:

ARTICLE I
ORGANIZATIONAL MATTERS

1.1  Name. The name of the Company shall be “NL RADIO, LLC”. The Company may conduct business under the aforesaid name or any other name approved by the Members.

1.2  Certificates/Filings. The Members have filed the Certificate with the Delaware Secretary of State. Any Member may execute and file with the Delaware Secretary of State any amendments to the Certificate approved by Lampoon and K-Tahoe and by a majority vote of the Members. Each of the Members is authorized to execute, file and cause to be published with the proper authorities in any appropriate jurisdiction, such other certificates or documents as are required by any fictitious business statement act or similar statute in effect. If there exists a conflict between this Agreement and the Certificate, the Certificate shall control. The Members from time to time shall execute or cause to be executed all such certificates and other documents, and do or cause to be done all such filings, recordings, publishings and other acts, including without limitation a Statement of Registration, as are necessary to comply with the Act for the formation and operation of the Company in all jurisdictions in which the Company is authorized to conduct business.

1.3  Term. The term of the Company shall commence as of the date of the filing of the Certificate and, unless sooner terminated under Section 9.1, shall terminate on December 31, 2030. Subject to other terms and conditions of this Agreement and provided that the Company is not in material uncured default of any of its obligations to Lampoon on December 31, 2030, the term of the Company and this Agreement shall be automatically renewed for successive twenty-five year periods, if at the end of the immediately preceding twenty-five year period the Company continues to be a reasonably viable entity and/or “National Lampoon Radio” continues to be a reasonably viable brand.

1.4  Office and Agent. The Company shall continuously maintain a registered office and registered agent in the State of Delaware as required by the Act. The principal business office of the Company shall be at9229 Sunset Blvd., Suite 820, Los Angeles, CA 90069, or such other location as the Members may determine. The registered agent shall be as stated in the Certificate or as otherwise determined by the Members.

1.5  Business and Purpose of the Company. The business and purpose of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Act. It is contemplated that (i) the Company will focus its terrestrial distribution on FM stations in the top 50 United States radio markets, but will be available for FM stations in all markets, (ii) in addition to the 24/7 radio channel, the Company shall provide day-part syndication, wireless (through Lampoon’s Disney deal or otherwise), satellite radio, internet radio, cable television audio channel programming (collectively, with any other medium or method of audio transmission to multiple listeners hereafter devised, “Audio Broadcasting”) and content for any other medium mutually agreed to by the parties that will be ideal for repurposing content originated by the Company, and (iii) the primary revenue model will be based on ad sales, direct response and product promotion arrangements. The parties acknowledge that the principal initial business of the Company will consist of an FM-oriented comedy radio programming service that will be initially targeted at an 18-34 year old male demographic (the “Format”).

ARTICLE II
CAPITAL CONTRIBUTIONS

2.1 Capital Contributions.

(a) Lampoon hereby contributes to the Company the right to use the National Lampoon name as provided in the Letter Agreement and as hereinafter provided. Emmons shall not make any initial capital contribution other than in the form of services rendered. As additional investor Members are admitted, their initial capital contributions shall be recorded on Exhibit A hereto.

(b) Except as provided above, no Member shall be required (i) to make any additional contributions to the capital of the Company, (ii) to make any loan, or (iii) to guarantee any loan for the Company. Except as provided in this Agreement, no Member may withdraw his or her capital contribution.

2.2 Capital Accounts. The Company shall establish an individual capital account (“Capital Account”) for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv) and this Agreement. Upon a valid transfer of a Member’s entire right, title and interest in and to the Company (such interest of any Member is sometimes referred to herein as the “Membership Interest”) in accordance with Article VI, such Member’s Capital Account shall carry over to the new owner. Each Member recognizes, agrees, and intends that for federal income tax purposes the Company will be classified as a partnership.

2.3 No Interest. No interest shall accrue on capital contributions.

2.4 Percentage Interests. Each Member’s “Percentage Interest” for purposes of this Agreement shall be as follows. The initial Percentage Interest of Lampoon shall be 25%. The initial percentage interest of Emmons shall be 75%. Percentage interests granted to investor members who contribute the first $2.5 million in investment capital to the Company shall reduce only Emmons’ Percentage Interest and shall not affect the Percentage Interest of Lampoon. The first 5% of Percentage Interest granted to key employees and advisory board members shall reduce only Emmons’ Percentage Interest and shall not affect the Percentage Interest of Lampoon. If Percentage Interests in excess of 5% are granted to key employees or advisory board members, then Emmons shall in its sole discretion either (i) obtain the approval of Lampoon, in which case such additional Percentage Interests shall dilute the Percentage Interests of all Members on a pro rata basis, or (ii) grant such additional Percentage Interests without obtaining the approval of Lampoon, in which case such additional Percentage Interests shall reduce only Emmons’ Percentage Interest and shall not affect the Percentage Interests of any other Members. Except as provided above, all additional Percentage Interests that may be granted to any Members, including, without limitation, investors of capital beyond the initial $2.5 million and strategic partners, shall dilute the Percentage Interests of all Members on a pro rata basis.

ARTICLE III
MEMBERS

3.1 Admission of Additional Members. Except as otherwise provided in Article VI hereof, additional Members may be admitted to the Company (i) as determined by K-Tahoe with respect to investor members who contribute the first $2.5 million in investment capital to the Company, key employees and advisory board members who receive Percentage Interests up to 5% and any other Member whose Percentage Interest reduces only the Percentage Interest of Emmons, as provided in section 2.4 above, and (ii) as determined by K-Tahoe and Lampoon and a majority vote of the then existing Members with respect to any other additional Member. Additional Members will participate in “Company Profits”, “Company Losses” (as such terms are defined in Section 5.1 below), and distributions of the Company as provided in Article VI hereof.

ARTICLE IV
MANAGEMENT AND CONTROL OF THE COMPANY

4.1 Management. The business of the Company shall be managed by K-Tahoe. K-Tahoe and its designees shall be responsible for the day-to-day management of the Company and shall have the right and power to enter into agreements on behalf of the Company, to exercise or not exercise options and other rights held by the Company and to do or refrain from such other acts as K-Tahoe may determine to be necessary or appropriate for the operation of the Company. Any transaction involving guaranteed revenues or unconditionally committed expenditures in excess of $50,000 must be approved by K-Tahoe and Lampoon. Additionally, the Members by majority vote and each of K-Tahoe and Lampoon have approval rights over the following”:

(a) Use of the Company’s capital or funds in any way other than for Company business;

(b) Any act in contravention of this Agreement;

(c) Any act which would make it impossible to carry on the ordinary business of the Company;

(d) Except as otherwise provided in Articles III and VI hereof, admission of a person or any other entity as a Member of the Company;

(e) Amendment of this Agreement; or.

(f) Any action out of the ordinary course of business of the Company;

4.2 Corporate Conversion. K-Tahoe and Lampoon may at any time upon their mutual agreement in their sole discretion cause the Company to be reorganized as a corporation. Such reorganization may be accomplished by sale of assets, purchase of membership interests or such other method as K-Tahoe and Lampoon may determine in good faith to be in the best interests of the Members. The surviving corporation shall have the same percentage ownership interests as the Company and shall managed in substantially the same manner as the Company, subject to such adjustments as may be required by the change in corporate form. The timing, precise corporate form, state of incorporation and all other matters relating to such reorganization and surviving corporation shall be determined by K-Tahoe and Lampoon upon their mutual agreement in their sole discretion.

4.3 Specific Management Duties of K-Tahoe. Without limiting the generality of the management rights and responsibilities of K-Tahoe provided elsewhere in this Agreement, it is specifically agreed that K-Tahoe shall provide the following: (i) the build-out, management, staffing, programming and operation of the Company, (ii) licensing and cross-licensing deals for content, and (iii) syndication sales of the products. The individuals and entities who will be charged with the specific execution of the foregoing and the compensation payable to them for such services shall be determined by K-Tahoe in its sole discretion.

4.4 Creative Control. Lampoon and K-Tahoe shall have mutual approval over material creative relating to the business of the Company, with such control to be exercised in good faith in a manner that does not frustrate the business of the Company or cause the Company to incur material costs or experience material delays. In the event of any creative matter in which an inability to agree appears likely to or does cause the Company to incur material costs or experience material delays the decision of K-Tahoe shall be final and binding, subject to the other provisions of this Agreement.

4.5 Member Approval. No annual or regular meetings of the Members are required to be held, but may be requested by any Member from time to time. If such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act or as provided in Paragraph 12.6 below. When the phrases “approved by the Members” or “on the approval of the Members” or “majority vote of the Members” are used in this Agreement, such phrases shall mean approval by Members holding a majority of the Percentage Interests set forth in Exhibit A,and when in addition to the approval of the Members, the approval of K-Tahoe and Lampoon is required, each of K-Tahoe and Lampoon shall be required to approve the action in question. .
4.6 Loans to the Company. Nothing in this Agreement shall prevent a Member from loaning money to the Company on a promissory note or similar evidence of indebtedness for a reasonable rate of interest. Any Member loaning money to the Company shall have the same rights and risks regarding the loan as would any person or entity making the loan who is not a Member of the Company.

4.7  Officers. The Company will have a CEO, President, Secretary and at least one Vice President, who may, but need not be Members. Officers shall serve until they resign or are removed or are replaced. Lampoon will have the right to designate one Vice President, who shall be subject to the approval of the Company, not to be unreasonably withheld; all other officers shall be designated by K-Tahoe. The Vice President designated by Lampoon shall be actively involved in the general management, operational management and creative development and execution areas of the Company under the direction and control of the CEO and President. K-Tahoe may designate addi-tional officers of the Company, and may alter the powers, duties, and compensation of the President and of all other officers, provided, however, that the Lampoon designated Vice President shall continue to have involvement in management as provided above. The CEO and President shall attend any Meet-ings of Members called pursuant to Section 4.2. The initial officers shall be:

KENT EMMONS                    CEO

SHARI GIBBONS                   President and Secretary

BARRY LAYNE                     Vice President

Kent Emmons will perform all of the customary duties of a CEO and will be engaged for an initial term of two years with the requirement that he commit on average at least 75% of regular business hours to his work for the Company. In the event that Kent Emmons’ services are terminated for any reason, the Company shall select a successor with comparable experience in the radio business and such successor shall be subject to the approval of K-Tahoe and Lampoon and a majority vote of the Members.

4.8  Title to Property. Title to any property acquired by the Members related to the Company shall be taken in the name of the Company, and, if any such property should for any reason be temporarily in the name of a Member, such Member shall hold same as agent and trustee for the use and benefit of the Company and in accordance with the terms hereof.

4.9 Competing Activities. Except as provided below, the Members and their Affiliates may engage or invest in any activity. Neither the Company nor any Member shall have any right in or to such other activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Neither Lampoon nor K-Tahoe may directly or indirectly invest in, license or otherwise transfer rights to or otherwise have any active involvement with any other business or programming in the arena of Audio Broadcasting that is competitive with the Format. Outside of the arena of Audio Broadcasting, neither Lampoon nor K-Tahoe may directly or indirectly invest in, license or otherwise transfer rights to or otherwise have any active involvement with any other business or programming that is directly competitive with the business or programming of the Company.. It is acknowledged that Kent Emmons is presently a shareholder in the comedy radio programming service known as All Comedy Radio and that his interest in All Comedy Radio shall in no event be deemed to be a breach of his obligations hereunder. However, for as long Kent Emmons is the CEO of the Company, he shall have no active operating involvement in All Comedy Radio without the prior approval of Lampoon.

4.10 Devotion of Time. Each Member shall devote whatever time or effort as it deems appropriate for the furtherance of the Company’s business.

ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses.

(a) Definitions. “Company Profits” and “Company Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each fiscal year employed on the Company’s information tax return filed for federal income tax purposes and in accordance with the Internal Revenue Code (the “Code”).

(b) Adjustment of Allocations. If the allocations set forth below are adjusted by the Internal Revenue Services, such allocations shall be deemed to be amended to the minimum extent necessary to conform with section 704 of the Code, while preserving the intent of the foregoing allocations to the maximum possible extent and by making such adjustments to the allocations as are necessary to allow distributions to be made in accordance with Section 5.5 below.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate any deficit in its Capital Account created by such adjustment, allocation or distribution as quickly as possible. This Section 5.1(c) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(d)(3).

(d) Additional Allocations. Notwithstanding the foregoing, if, upon the final dissolution and termination of the Company and after taking into account all allocations of Company Losses and Company Profits (and other tax items) under Sections 5.2 and 5.3 below, the distributions to be made in accordance with the positive Capital Account balances would result in a distribution that would be different from a distribution under Section 5.5 below, then gross items of income and gain (and other tax items) for the taxable year of the final dissolution and termination (and, to the extent permitted under section 761(c) of the Code, gross items of income and gain (and other tax items) for the immediately proceeding taxable year) shall be allocated to the Members to increase or decrease Capital Account balances, as the case may be, so that the final distribution will occur in the same manner as a distribution under Section 5.5 below.

5.2 Allocation of Company Losses. Company Losses with respect to any fiscal year shall be allocated among the Members in the following order:

(a) First, Company Losses shall be allocated among the Members to the extent of the positive balances of the Members’ Capital Accounts until such balances are reduced to zero.

(b) Second, Company Losses for each fiscal year shall be allocated in proportion to the Members’ Percentage Interests as of the last day of such year.

5.3 Allocation of Company Profits. Company Profits with respect to any fiscal year shall be allocated among the Members in the following order:

(a) First, Company Profits shall be allocated among the Members in proportion to and to the extent of any negative balances in the Members’ Capital Accounts until such negative balances are reduced to zero.

(b) Second, Company Profits shall be allocated among the Members in proportion to and to the extent of the relative amounts of net cumulative Company Losses (net of Company Profits) theretofore allocated to each Member’s Capital Account pursuant to Section 5.2 above until the aggregate amount of Company Profits so allocated equals the total amount of net cumulative Company Losses theretofore allocated to the Members’ Capital Accounts.

(c) Third, the remainder of Company Profits, if any, shall be allocated to the Members in proportion to their respective Percentage Interests as of the last day of such year.

5.4 Tax Payments. In the event that any Member is required to report as its gross income for federal income tax purposes resulting from allocations hereunder in any year, an amount in excess of the total cash distributions received by such Member for that year ("Non-Cash Income"), then the following provision shall apply, notwithstanding anything in Section 5.5 to the contrary. The Company shall distribute to each Member in proportion to their Percentage Interests, within ninety (90) days after the end of each fiscal year, an amount of cash equal to the product of (a) such Non-Cash Income for the fiscal year; and (b) the highest applicable composite marginal rate borne by any Member for U.S. federal, state and local taxes for such fiscal year.

5.5 Distributions. Except as provided in Section 5.4 above or in connection with dissolution pursuant to Article IX below, all distributions to the Members shall be in the sole discretion of K-Tahoe. All distributions to the Members that K-Tahoe may elect to make shall be in accordance with the Percentage Interests of the Members.

5.6 Accounting for Distributions. The amount of any distributions made to a Member shall be charged against such Member’s Capital Account.

ARTICLE VI
ADDITIONAL MEMBERS AND CAPITAL CONTRIBUTIONS; TRANSFER AND ASSIGNMENT OF INTERESTS

6.1 Additional Members and Capital Contributions. As part of its responsibility for day to day activities, K-Tahoe shall be entitled, as K-Tahoe determines to be necessary or appropriate to for the business of the Company, to accept additional capital contributions from the Members and to admit new Members contributing capital to the Company. Before the Company accepts any additional capital contributions beyond the initial $2.5 million, Existing Members shall have a period of ten (10) business days in which to commit to contribute a pro rata share of any additional capital that may be required beyond the initial $2.5 million so as to maintain the same Percentage Interest which such Member had immediately prior to the contribution of the additional capital. Any new Members so admitted shall be required to sign and agree to be bound by this Operating Agreement, and their names and capital contributions shall be added to Exhibit A. The dollar amounts of the capital contributions set forth in Exhibit A shall also be increased by the amount of any such additional capital contributions from existing Members. Following the addition of any such new Members or receipt of such additional capital contributions from existing Members, the percentages set forth in Exhibit A shall be adjusted as provided in Section 2.4 above.

6.2 Transfer and Assignment of Interests. Except as otherwise specifically provided in this Article VI and Article VII, no Member may transfer, assign, convey, sell, encumber or in any way alienate all or any part of his Membership Interest without the prior approval of all Members, which approval may be given or withheld in the sole discretion of the Members.

6.3 Permitted Transfers. Notwithstanding the provisions of Section 6.1 above, any Member who is a natural person may transfer his or her Membership Interest to (a) a trust established by such Member for the benefit of such Member, or for the benefit of anyone designated by such Member so long as such Member remains the sole Trustee of his or her trust during the lifetime of such Member, or (b) upon the death of a Member to any heir(s) of the Member.

6.4 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) consent of the Members is given in accordance with Section 6.1 or the Transfer is permitted by Section 6.2, (ii) such person executes an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

ARTICLE VII
BUY SELL AGREEMENT OF MEMBERS

7.1 Sale of Company. In the event that a third party proposes in writing to purchase the Company or substantially all of its assets on terms which the Members desire to accept, the Company shall give Lampoon written notice in the form of a non-binding draft term sheet of the terms that Company desires to accept, and Lampoon shall have a period of fifteen (15) business days in which to agree to purchase the Company or its assets on all of the same terms set forth therein. If Lampoon does not accept such proposal within the fifteen (15) business day period, Company shall be free to proceed with the third party on terms that are the same as or more favorable to the Company than the terms contained in the draft term sheet with no further obligation to Lampoon.. However, in the event Lampoon does not accept such proposal and Company accepts a third party offer, if the third party does not assume in writing all of the limitations and restrictions contained in this agreement with respect to the use of Lampoon’s name and trademarks, Lampoon shall have the right at any time prior to the closing of the sale to inform such third party whether or not it will agree to allow the third party the use of its Mark.

ARTICLE XIII
ACOUNTING, RECORDS, REPORTING BY MEMBERS

8.1 Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. The Members are authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money shall be signed on behalf of the Company as provided in the Co-Production Agreement.

8.2 Books and Records. The books and records of the Company shall be kept in accordance with the accounting methods followed for federal income tax purposes. The Company shall maintain at its principal office in Delaware all of the following:

(a) A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the capital contributions, capital account and Percentage Interest of each Member;

(b) A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

(c) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(d) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(e) Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

(f) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

8.3 Fiscal Year. The Company fiscal year shall close on the 31st day of December of each year.

8.4 Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. The Company shall cause to be prepared at least annually information concerning the Company’s operations necessary for the completion of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member within seventy-five (75) days after the end of each taxable year (i) such information as is necessary to complete the Members’ federal and state income tax or information returns and (ii) a copy of the Company’s federal, state, and local income tax or information returns for the year.

8.5 Tax Matters for the Company. K-Tahoe is designated as “Tax Matters Partner” (as defined in Code Section 6231), to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.

8.6 Inspection and Audit Rights. Each Member has the right upon reasonable request, for purposes reasonably related to the interest of that Member, at its expense to inspect and copy during normal business hours any of the Company books and records required to be maintained in accordance with Section 8.2. Such right may be exercised by the Member or by that Member's agent or attorney. The determination of the Officers as to adjustments to the financial reports, books, records and returns of the Company, in the absence of fraud or gross negligence, shall be final and binding upon the Company and all of the Members.

ARTICLE IX
DISSOLUTION AND WINDING UP

9.1 Conditions of Dissolution. The Company shall dissolve and terminate upon the occurrence of any of the following events:

(a) The expiration of the term of existence of the Company;

(b) Upon the entry of a decree of judicial dissolution pursuant to the provisions of the General Corporation Law of the State of Delaware;

(c) Upon the written agreement of the Members to dissolve the Company;

(d) Upon the occurrence of any event which makes it unlawful for the Company business to continue;

(e) Upon the sale of all of the assets of the Company

(f) Upon written notice from National Lampoon given within 90 days after the applicable date, in the event that the Company fails to have at least $700,000 in net operating capital by June 1, 2005 or fails to have at least $1,800,000 in net operating capital by December 31, 2005. “Net Operating Capital” shall mean (i) monies raised from investors or (ii) short term cash, cash equivalents, and receivables obtained from operations in excess of short term liabilities and obligations as determined in good faith by the Company’s accountants.

9.2 Winding Up Affairs and Distribution on Dissolution. Upon the dissolution of the Company for any reason, the affairs of the Company shall be wound up and completed. In such event, the Members shall take full account of the Company’s assets and liabilities, and the Company’s receivables shall be collected and the Company’s assets shall be liquidated as promptly as is consistent with obtaining the fair market value thereof; provided, however, that the Company may distribute all or any portion of the assets of the Company in kind with the approval of all Members. During such dissolution, the Company shall engage in no further business other than is necessary to collect its receivables, liquidate its assets, or perform any other functions necessary to prevent the Company from being in breach of any binding agreement with a third party. The proceeds from liquidation of the assets of the Company and the collection of the receivables of the Company, together with assets distributed in kind, to the extent sufficient therefor, shall first be applied to the payment (or reasonable reserve for payment) of all debts, liabilities, taxes, and contingent liabilities of the Company, and amounts remaining thereafter, if any, shall be distributed to the Members in accordance with their percentage interests.

9.3 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its capital contribution and/or share of Company Profits against any other Member except as provided in Article IX.

9.4  Certificates. The Company shall file with the Delaware Secretary of State a Certificate of Dissolution upon the dissolution of the Company and a Certificate of Cancellation upon the completion of the winding up of the Company’s affairs.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification in General. The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, officer, employee or other agent of the Company or that, being or having been such a Member, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

10.2 Indemnification of Members and Officers. Without limiting the generality of Section 10.1 above, the Company shall indemnify all Members and Officers from and against any liabilities incurred and payments made, including legal fees and expenses and any amounts paid in settlement, by reason of any act or omission on behalf of the Company or in furtherance of the Company’s business; provided, however, no Member or Officer shall be entitled to such indemnification for any liability incurred by such Member or Officer as a result of gross negligence, willful or wanton misconduct, or a breach of its fiduciary duty.

ARTICLE XI
INVESTMENT REPRESENTATIONS

Each Member hereby represents and warrants to, and agrees with, the other Members and the Company as follows:

11.1 Preexisting Relationship or Experience. Such Member has a preexisting personal or business relationship with the other Members, or by reason of its business or financial experience, or by reason of the business or financial experience of his or her financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Company and of protecting his or her own interests in connection with this investment.

11.2 Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest. Such Member agrees that its membership interest will not be sold or distributed in violation of the Securities Act of 1933, as amended (the "Securities Act"), or applicable state law or the rules or regulations under either. Such Member understands that the membership interests of the Company have not been registered under the Securities Act, by reason of the reliance by the Company on an exemption from the registration requirements of the Securities Act, nor registered under state law pursuant to similar exemptions, and that the membership interests must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state law or is exempt from registration. Such Member’s financial condition is such that the Member is able to bear all risks of holding the interest in the Company for an indefinite period of time, has no need for liquidity with respect thereto. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of acquisition of the membership interests hereunder and of making an informed investment decision with respect thereto. Such Member represents that it is an "accredited investor" as such term is defined under Rule 501 of the regulations under the Securities Act. .

11.3 Risk Factors. Such Member acknowledges that. the membership interests in the Company are not registered under the Securities Act and cannot be readily sold or liquidated and that there are no assurances that they will be registered or otherwise be sold or liquidated and that no assurances, representations or warranties of any type or nature have been made to the Members regarding the value of such membership interests, including with regard to any level of performance and/or commercial success of the Company, and the Members specifically acknowledge that the business of owning and operating comedy radio stations is a risky and speculative activity and that the proceeds, if any, received in connection with the investment in the Company may in fact be insufficient to recoup the costs of the business or all or any portion of the Members’ investments and that they may lose all or a substantial portion of their capital contributions to the Company. The Members further acknowledge that they have received all disclosures and disclaimers provided by the Company to its investors, that they are relying solely on the disclosures and disclaimers provided by the Company (and not on any other statement or representation made by the Company or Emmons) in determining the advisability of their investment in the Company, that they will look solely to the Company with respect to any question, claim, liability or loss relating to the accuracy or completeness of the information provided by the Company

ARTICLE XII
NATIONAL LAMPOON NAME

12.1 Company Branding. The Company and its business shall be branded as “National Lampoon Radio,” unless otherwise decided by the Members and subject to Lampoon’s written approval.

12.2 License. Lampoon hereby grants, licenses, assigns and transfers to the Company for the full term of existence of the Company and of any successor or assignee of the Company’s assets for as long as the business of the Company continues to be operated by the successor entity which assumes the Company’s obligations to Lampoon, as provided in Paragraph 7.1 hereof, the full use of the “National Lampoon” name, all trademarks and service marks utilizing such name throughout the world (including, without limitation, US Trademark # 72362163) and any and all logos and graphical representations now existing or hereafter adopted which utilize such name (the “Mark”) worldwide in all forms of audio broadcast medium now known or hereafter devised, including but not limited to internet radio, satellite radio, terrestrial radio, and cable radio, and non-exclusive use of Lampoon branding items, including, without limitation, the National Lampoon logo and the right to advertise, promote and exploit the licensed uses in all media now known or hereafter devised. Lampoon will not authorize or permit any use of the Mark in connection with any business or programming as to which Lampoon’s involvement is restricted pursuant to Section 4.9 above. Except as expressly provided in this Agreement the rights of Company in the Mark shall be irrevocable and shall not be subject to termination. However, Lampoon may use the audio broadcast medium to advertise, promote or refer to any of its reserved rights in any manner that is not competitive or confusing with or derogatory of any of the rights granted to the Company hereunder. Lampoon shall register and maintain all domain names reasonably required by Company that use the Mark including all variations and misspellings thereof and hereby licenses to Company on the same terms as the license of the Mark the right to use such domain names and to operate websites relating to the business of Company in connection therewith. . The Company shall also have the non-exclusive right to use all of the foregoing in any business which is ancillary or subsidiary to the principal business of the Company, including without limitation, merchandising, commercial tie-ins, publications, websites, audio and audio visual recordings featuring the “National Lampoon Radio” name, all subject to prior written approval of Lampoon as hereinafter provided. All products using the Mark that are sold or distributed to the public and/or any related packaging, copy, literary text, promotional and/or advertising materials, including the quality and style thereof, and/or any printed or visual advertising or promotional materials for Company’s business which feature the Mark shall be approved by Lampoon in writing prior to any distribution, sale or publication by Company hereunder. Once a particular use has been approved, subsequent reproduction and use of the approved item, including non-material variations thereof, shall not require a further approval from Lampoon. Such approvals or disapprovals are within Lampoon’s sole discretion, but will be exercised in good faith in a manner so as not to frustrate the Company’s business, provided that the granting of the requested approval would not be harmful to the Mark. Lampoon will respond in writing to requests for approval of such uses of the Mark within five business days after Company’s request, and in the case of disapproval the response will include a statement of corrective measures required for approval. Lampoon and Company will work together to develop guidelines for the on air audio use of the Mark, and Company shall not be required to obtain separate approvals for uses within such guidelines.

Lampoon can continue to use audio clips for other purposes outside of the audio broadcast medium as well as for promotional uses in the audio broadcast medium as provided above. The rights of Company shall be subject to the terms of that certain agreement between Lampoon and the Harvard Lampoon, Inc, dated October 1, 1998, a copy of which is attached hereto as Exhibit A. Lampoon represents and warrants that it is the successor in interest to all right, title and interest of J2 Communications under such agreement, and that such agreement has not been modified and remains in full force and effect.

Company acknowledges that the Mark is valuable, contains a substantial amount of goodwill, and that Lampoon is the sole owner of the Mark. Company acknowledges and agrees that it shall not acquire any rights in and to the Mark, except as expressly licensed hereunder. Company shall not, during the Term, any extension and/or renewal thereof, or at any time thereafter, dispute or contest, directly or indirectly, Lampoon’s ownership in and to the Mark, Lampoon’s exclusive right (subject to the rights granted in this Agreement) to use and/or exploit the Mark; the validity of any of the copyrights or trademarks pertaining thereto or Lampoon’s ownership thereof, nor shall Company assist or aid others whether directly or indirectly in doing so. Company shall not adopt or seek to register or take any action to use or establish rights in any name, mark, word (in any language), symbol, letter, or design which is confusingly similar to the Mark The form of legal notice to be used in conjunction with the Mark shall be as follows:

Copyright: © [date]____ National Lampoon. All Rights Reserved. (to be used only where the graphic logo form of the Mark is used)

Trademark: ® National Lampoon. All Rights Reserved (or ® NL, where space requirements dictate a shorter notice)

Or otherwise as NL advises Company in writing, in which case the Company shall exercise reasonable efforts to use such form as advised by Lampoon on a prospective basis

                12.3 License Fee. The Company shall pay Lampoon a licensing fee equal to *** of the gross receipts received by the Company in United States dollars in the United States, net of taxes, bad debts, collection and remittance costs, from all sources in connection with any use of the Mark by or under the authority of Company. License fee payments shall not be deemed to be distributions to a Member. The Company shall account to Lampoon for its license fee on a quarterly basis, with accounting statements and payments to be rendered to Lampoon within sixty days after the close of each calendar quarter in which any gross receipts are received by the Company. Lampoon shall not have any lien or charge on the assets of the Company to secure such payment, and Company shall not be required to segregate funds in connection with such payments.

12.4 Trademark Usage:  Throughout the term of its rights in the Mark, the Company agrees that it shall:

(i) not do any act which reasonably would be expected to jeopardize or invalidate any registration of or the right or title of Lampoon to the Mark, nor apply to oppose, vary, cancel or void the Mark nor do any act which reasonably might be expected to remove the Mark from any register;

(ii) not use in its business or assist or authorize others to use any other trademark, service mark, logo or trade dress which so nearly resembles the Mark as to be likely to cause deception or confusion;

(iii) not do or authorize to be done any act which reasonably would be expected to jeopardize or invalidate any of the goodwill attached to or associated with the Mark;

(iv) at the request and expense of Lampoon provide such information as to its use of the Mark and to execute such documents (including, without limitation, registered user or similar agreements) as Lampoon reasonably may require to register and maintain the Mark in force in any territory and will otherwise render any proper assistance, at Lampoon’s expense, reasonably required by Lampoon in maintaining the Mark in force in any territory;

*** The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment. The omitted material has been filed with the Securities and Exchange Commission.

(v) receive, handle and respond to all consumer complaints concerning the Mark in accordance with such standards as may be reasonably required to protect the Mark;

(vi) ensure that the goods and services of the Company using the Mark shall comply with the standards of quality used in the manufacture of other comparable goods and services of Lampoon. Lampoon shall be provided with samples of such products for Lampoon’s approval as provided above;

(vii) in the event that the Company obtains information showing that the Mark has been infringed, promptly notify Lampoon of such infringement;

Company will provide legal notice(s) on all product created hereunder bearing any reproductions or use of the Mark, as provided above. Upon receipt of written notice from Lampoon of any error in such legal notices, Company will exercise reasonable commercial efforts to correct such notice on a prospective basis.

12.5 Infringement.

(i) Claim By a Party. Company shall immediately notify Lampoon of any infringement of the Mark of which Company becomes aware. Lampoon shall have the exclusive right (but not the obligation), acting in its sole discretion, to defend or prosecute or otherwise maintain such actions as Lampoon determines to be appropriate to protect the right, title and interest of Lampoon in and to the Mark . At Lampoon’s request and sole expense, Company shall cooperate with Lampoon and assist fully in preventing any infringement or un-fair use by any third party of the Mark. Lampoon, in its sole discretion, shall determine what course of action, if any, it elects to pursue in regard to said infringement or unfair use and shall be under no obligation whatsoever to take action at Company’s request, provided, however, that in the event Lampoon fails to initiate (or having initiated, thereafter fails to diligently prosecute) legal action to remedy any third party infringement of the Mark of which Lampoon becomes aware, which infringement materially adversely affects Company’s business, and such failure continues more than thirty (30) days after written notice of such failure is sent by Company to Lampoon, then and thereafter for so long as such failure continues, Company shall be entitled to initiate and prosecute such actions, at its own risk, cost and expense, provided that Company does so diligently and reasonably, using counsel reasonably acceptable to Lampoon.
.

(ii) -Claim Against a Party. Company shall immediately notify Lampoon if Company is made a party to a legal or similar proceeding, or is otherwise made aware of any claim or demand, which is based in whole or in part on a claim that the use of the Mark by Company hereunder infringes upon or dilutes any trademark, service mark or trade name of a third party, or otherwise constitutes unfair competition.

12.6 Lampoon’s Representations, Warranties and Indemnities. Lampoon represents and warrants that i) Lampoon owns and possesses all right, title and interest in and to the Mark for use in connection with this Agreement; ii) the Mark is and will be at all times during the term of Company’s rights in the Mark free and clear of all liens, claims and encumbrances that could adversely affect Company’s rights hereunder and is and will be free and clear of any limitations or restrictions, except as expressly provided in this Agreement, iii) there are currently no liens, claims or encumbrances affecting the Mark other than as granted pursuant to the Security Agreement dated January 28, 2005 among Lampoon, National Lampoon Networks, Inc., National Lampoon Tours, Inc., and N. Williams family Investment, L.P.(the “Security Agreement”), iv) nothing in the Security Agreement prohibits or requires the consent of the secured party to this Agreement or any of the rights herein licensed and nothing in the Security Agreement will adversely affect any of Company’s right hereunder, v) Lampoon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, ; vi) Lampoon has full corporate power and authority to conduct its business as now being conducted and as contemplated; vii) there is no litigation pending or threatened that could affect the licensed rights, that Lampoon has the rights to grant the license herein contained, vii) to the best of Lampoon’s knowledge obtained in the exercise of reasonable diligence (except as otherwise referred to herein) there is no agreement with any other person, firm or corporation which conflicts with any rights granted under this Agreement; and viii) to the best of Lampoon’s knowledge obtained in the exercise of reasonable diligence no use of the Mark licensed hereunder violates the rights of any person, firm or corporation. Lampoon shall defend, indemnify and hold harmless the Company, Emmons, the other members of the Company, the officers, directors, shareholders, members, partners, agents and employees of each of them, and their respective parent, subsidiary and related entities and the heirs, successors, licensees and assignees of each of them from and against any and all claims, liabilities, damages, costs and expenses of every kind (including reasonable outside attorneys’ fees and costs) arising in connection with any breach or alleged breach of Lampoon’s representations, warranties and agreements hereunder.

12.7  K-Tahoe’s Representations, Warranties and Indemnities. K-Tahoe represents, warrants and agrees that: i) it is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada; has full power and authority to conduct its business as now being conducted and as contemplated hereby; and holds or will hold all necessary licenses and permits from all government entities for the proper conduct of said business; ii) it has the unrestricted right, power and authority to enter into this Agreement and to perform its obligations hereunder, and neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (a) violate any provisions of its charter documents, (b) violate, conflict with or constitute a default under any contract to which it is a party or (c) violate any law binding on it. K-Tahoe shall defend, indemnify and hold harmless the Company, Lampoon, the other members of the Company, the officers, directors, shareholders, members, partners, agents and employees of each of them, and their respective parent, subsidiary and related entities and the heirs, successors, licensees and assignees of each of them from and against any and all claims, liabilities, damages, costs and expenses of every kind (including reasonable outside attorneys’ fees and costs) arising in connection with any breach or alleged breach of K-Tahoe’s representations, warranties and agreements hereunder.

12.8 Company Representations, Warranties and Indemnity. The Company represents and warrants that i) it will comply with all applicable laws, regulations, ordinances and other requirements involving the use of the Mark and the conduct of Company’s business in connection therewith; and ii) it will not harm, misuse or bring disrepute to the Mark. The Company hereby indemnifies and agrees to defend and hold harmless each of the Members and their respective agents, representatives, employees, attorneys, successors and assigns from and against any and all claims, demands, losses, costs and expenses (including outside attorneys’ fees) investigations, damages, judgments, penalties and liabilities of any kind or nature whatsoever, directly or indirectly arising out of, resulting from, relating to or connected with: i) any unauthorized use by Company of the Mark; ii) any breach of any representation, warranty or covenant of Company hereunder; iii) any defect in or use by any person or entity of the Mark in connection with this Agreement or the activities contemplated hereby; iv) any defamation by Company or invasion of the right of privacy, publicity or other personal or property right; v) any breach by Company of any confidentiality or trade secret provision or agreement; vi) any infringement by Company of any copyright or trademark not licensed hereunder by Lampoon. Company shall promptly upon receipt of notice of any such claim defend such claim at Company’s sole cost and expense.or the applicable indemnitee, at its option, may engage counsel and defend such claim at the Company’s sole cost and expense for which the Company shall pay ten (10) business days upon being invoiced therefore. No settlement of any claim for which indemnity shall be made hereunder shall be made by the Company without the prior written consent of Lampoon

12.9 Further Assurances. Lampoon will do such acts and execute such further documents as the Company may reasonably require to evidence or effectuate the rights licensed hereunder and to protect and maintain the Mark, and in the event that Lampoon fails to do so within ten days after Company’s request, Company is hereby irrevocably appointed Lampoon’s attorney in fact to execute such documents and do such acts in Lampoon’s name. Company is authorized to bring suit or other legal proceedings in its own name and/or Lampoon’s name to protect the rights licensed hereunder and any recovery in any such suit or proceeding shall be the sole property of the Company.

12.10 Sales Responsibility. Lampoon shall be responsible for generating the sales revenue for the Company, including all ad and promotional sales. Lampoon shall retain 12% as commission on all sales generated through its sales efforts. If the sales revenue does not meet reasonable expectations, it is hereby agreed that the parties may make necessary adjustments to achieve reasonable sales revenue.

ARTICLE XIII
MISCELLANEOUS

13.1 No Third Party Beneficiaries. This Agreement shall in no event be construed as a third party beneficiary agreement or in any other respect as having been entered into by the parties for the benefit of any third person.

13.2 Mediation and Arbitration. In the event of a controversy or dispute between the parties arising out of this Agreement or related in any way to the Company, the parties agree that they will first make a good faith attempt to settle the controversy or dispute by mediation under the rules of the American Arbitration Association, before resorting to litigation or any other alternative dispute resolution procedures. In the event the controversy or dispute is not resolved by mediation, the parties hereby agree to submit to binding arbitration of any dispute arising out of this Agreement or related in any way to the Company.

(a) A party or the Company may initiate and require arbitration by giving notice to the other parties specifying the matter to be arbitrated.

(b) Except as provided to the contrary in these provisions on arbitration, the arbitration shall be conducted by a three-arbitrator panel in conformity with and subject to applicable rules and procedures of the American Arbitration Association (or any successor thereto). If the American Arbitration Association is not then in existence and there is no successor, or if for any reason the American Arbitration Association fails or refuses to act, the arbitration shall be in conformity with and subject to the provisions of applicable Delaware statutes (if any) relating to arbitration at the time of the notice.

(c) The location of the arbitration shall be Los Angeles County, California unless parties to the arbitration otherwise agree.

(d) The arbitrators shall be bound by this Agreement and all related agreements. Pleadings in any action pending on the same matter shall, if arbitration is required as aforesaid, be deemed amended to limit the issues to those contemplated by the rules prescribed above.

(e) Each Member shall pay the costs of arbitration, including arbitrator's fees, as awarded by the arbitrator.

(f) The selection of the arbitrator shall be in accordance with the rules prescribed above, except that (i) one arbitrator shall be appointed by each side to the dispute (the arbitrators so appointed, the "Party Arbitrators"); (ii) the Party Arbitrators shall select a neutral arbitrator who is familiar with the principal subject matter of the issues to be arbitrated (the "Neutral Arbitrator"), (iii) the testimony of witnesses shall be given under oath, and (iv) the provisions of Section 1283.05 of Delaware Code of Civil Procedure are hereby expressly incorporated herein by reference and made a part hereof (with respect to paragraph (e) of such Section 1283.05, only the Neutral Arbitrator shall have the power to grant leave to have depositions for discovery taken).

(g) The arbitrators may grant any relief or remedy provided under Delaware law, except that the arbitrators shall have no power to impose any damages for the sake of example or by way of punishing any party. In addition, any party may seek provisional remedies in a court of law located within Los Angeles County as provided by the Delaware Arbitration Act. Each of the parties hereby knowingly, intentionally, and voluntarily waives its right to any exemplary or punitive damages and acknowledge that none of the other parties nor any Person acting on behalf of such other parties has made any representation of fact to induce this waiver of exemplary or punitive damages or in any way to modify or nullify its effect. Each party further acknowledges that it has read and understands the meaning and ramifications of this waiver provision.

(h) A judgment to enforce any award rendered by the arbitrators may be entered in either the applicable state courts of Delaware or the United States District Court for Delaware. Each of the parties hereby expressly agrees to subject to the personal jurisdiction of said courts for any purpose related to the arbitration pursuant hereto.

13.3 Governing Law. The validity, construction, interpretation and effect of this Agreement and all questions and controversies arising hereunder, shall be governed by the laws of the State of Delaware applicable to agreements executed and entirely performed in said State.

13.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior written or oral agreements among them respecting the subject matter contained herein. All prior negotiations, understandings and agreements are merged herein. This Agreement may not be varied, amended, altered or modified except by a written instrument signed by each of the parties.

13.5 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be given when personally delivered or when sent by facsimile transmission or overnight courier or three days following deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at their respective addresses set forth below their signatures hereto or as otherwise specified by written notice delivered in accordance herewith.

13.6 Approvals. Except where shorter periods are otherwise provided in this Agreement, the failure to respond to a notice given hereunder or to approve or disapprove any action which requires approval hereunder within three (3) weeks after any such notice is given and such approval is requested, specifically stating that there is a three (3) week deadline to respond, shall be deemed disapproval of the matter or such notice or such request.

13.7 Further Assurances. The parties hereto covenant and agree that they will execute and deliver such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the purposes of this Agreement.

13.8 Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

13.9 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.10 Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered Certificate, sections and subsections herein contained refer to Certificate, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

13.11 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.12 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

13.13 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

K-TAHOE INVESTMENTS, LTD.

By /s/ Kent Emmons

                                                                                Title GP

FRONT ROW FILMS, INC.

By /s/ Sheri Gibbons

Title President

NATIONAL LAMPOON, INC.

By /s/ Douglas S. Bennett

Title President

EXHIBIT “A”

INITIAL CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

	Capital Contribution	Trademark license

K-Tahoe Investments, Ltd.	Services rendered	37.5%

Front Row Films, Inc.	Services rendered	37.5%

National Lampoon, Inc.	Trademark license	25%